QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.3

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
Articles Supplementary
Series A Cumulative Redeemable
Preferred Stock

        Affordable Residential Communities Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    Under a power contained in Article VI of the Charter of the Corporation (the "Charter"), the Board of Directors by duly adopted resolutions classified and designated 5,750,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of 8.25% Series A Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series A Cumulative Redeemable Preferred Stock

        (1)   Designation and Number. A series of Preferred Stock, designated the "8.25% Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock"), is hereby established. The number of shares of the Series A Preferred Stock shall be 5,750,000.

        (2)   Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock (as defined in the Charter) and any other class or series of stock of the Corporation if the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the "Junior Stock"); (b) on a parity with any class or series of stock of the Corporation if the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Stock"); and (c) junior to any class or series of stock of the Corporation if the holders of such class or series are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock (the "Senior Stock").

        (3)   Dividends.

          (a)   Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 8.25% per annum of the $25.00 liquidation preference (equivalent to a fixed annual rate of $2.0625 per share). Such dividends shall be cumulative from the first date on which any Series A Preferred Stock is issued (the "Original Issue Date") and shall be payable quarterly in arrears on or before the 30th day of each April, July, October and January of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the "Dividend Record Date") not less than 15 nor more than 45 days preceding the applicable Dividend Payment Date. The term "business day" shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

          (b)   Holders of the Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock.

          (c)   No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

          (d)   Holders of shares of the Series A Preferred Stock issued after February 18, 2004 shall become entitled to receive dividends payable with respect to any record date subsequent to the date of issuance of such shares.

          (e)   When dividends are not paid in full upon the Series A Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend). Except as set forth in the preceding sentence, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment for all past dividend periods and the then current dividend period, no dividends may be authorized, declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock.

          (f)    Unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been declared and paid, or declared and a sum sufficient for the payment thereof has been set apart for such payment, for all past dividend periods and the then current dividend period, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be authorized, declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property may be authorized, declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock.

          (g)   Notwithstanding the foregoing provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a qualified real estate investment trust ("REIT") under Section 856 of the Code (as defined in the Charter).

        (4)   Liquidation Preference.

          (a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference of $25.00 per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment. Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

          (b)   Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the shares of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

          (c)   Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

          (d)   The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

          (e)   In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Corporation's total liabilities.

        (5)   Redemption.

          (a)   The Series A Preferred Stock is not redeemable prior to February 18, 2009. However, in order to ensure that the Corporation remains a qualified REIT for Federal income tax purposes, the Series A Preferred Stock shall be subject to the provisions of Article VII of the Charter. Pursuant to Article VII of the Charter, and without limitation of any provisions of such Article VII, the Series A Preferred Stock, together with all other Stock (as defined in the Charter), owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. On and after February 18, 2009, the Corporation may, at its option, redeem shares of the Series A Preferred Stock, in whole or from time to time, in part, for cash at a redemption price of $25.00 per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (the "Redemption Date").

          (b)   In the event of a redemption of shares of the Series A Preferred Stock, if the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

          (c)   The Redemption Date shall be selected by the Corporation and shall be not less than 30 days nor more than 60 days after the date on which the Corporation sends the notice of redemption.

          (d)   If full cumulative dividends on all outstanding shares of the Series A Preferred Stock have not been paid or declared and set apart for payment, no shares of the Series A Preferred Stock may be redeemed unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or acquire shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock.

          (e)   If fewer than all of the outstanding shares of the Series A Preferred Stock is to be redeemed, the Corporation shall select those shares to be redeemed pro rata or by lot or in such manner as the Board of Directors may determine.

          (f)    The Corporation shall give notice of redemption by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date. The Corporation shall mail notice of redemption of the Series A Preferred Stock to each holder of record of the shares to be redeemed by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Redemption Date, at such holder's address as the same appears on the stock records of the Corporation. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (1) the Redemption Date; (2) the number of shares of the Series A Preferred Stock to be redeemed in total and from such holder; (3) the place or places where certificates for the shares of the Series A Preferred Stock are to be surrendered for payment of the redemption price; (4) the redemption price payable on the Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above; and (5) that dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accrue on such Redemption Date.

          (g)   From and after the Redemption Date (unless the Corporation defaults in the payment of its redemption obligation), dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accumulate or accrue, the shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease, except the right to receive the cash payable upon such redemption without interest thereon. If the Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, each holder of the Series A Preferred Stock at the close of business on the record date shall have the right to receive the dividend payable on the Dividend Payment Date. Upon surrender in accordance with such notice of the certificates representing the Series A Preferred Stock (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the redemption price set forth above shall be paid out of the funds provided by the Corporation. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          (h)   Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase any shares of the Series A Preferred Stock in the open market, by tender or by private agreement.

          (i)    The shares of the Series A Preferred Stock are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of shares transferred to the Trust (as defined in the Charter). For this purpose, the Market Price of Series A Preferred Stock shall equal $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of redemption.

          (j)    Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors.

        (6)   Voting Rights.

          (a)   Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth below. If and whenever dividends on any shares of the Series A Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board of Directors shall be increased by two, if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock"), and the holders of shares of the Series A Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to vote for the election of the two additional directors of the Corporation, or fill any vacancy, at any annual meeting of stockholders or at a special meeting of the holders of the Series A Preferred Stock and of the Voting Preferred Stock called for that purpose. The Corporation must call such special meeting upon the request of holders of at least 20% of the shares of the Series A Preferred Stock then outstanding. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws, provided that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next annual meeting of stockholders, and the holders of all classes of outstanding Voting Preferred Stock are offered the opportunity to elect such directors, or fill any vacancy, at such annual meeting of stockholders. Directors so elected shall serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. If, prior to the end of the term of any director so elected, a vacancy in the office of such director shall occur, during the continuance of a default in dividends on the Series A Preferred Stock and/or Voting Preferred Stock, by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former director by the election of a new director by the remaining director or directors so elected. If and whenever dividends in arrears on outstanding shares of the Series A Preferred Stock and any other shares of Voting Preferred Stock have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series A Preferred Stock and of such other Voting Preferred Stock to elect the additional two directors shall cease and the terms of office of the directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

          (b)   The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding shares of the Series A Preferred Stock and the holders of all other classes or series of Parity Stock entitled to vote on such matters, voting as a single class, shall be required to (i) authorize, create, increase the authorized amount of or issue any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock, or reclassify any of the outstanding Parity Stock or Junior Stock into shares of such Senior Stock, or (ii) amend, alter or repeal any provision of the Charter or Bylaws, whether by merger, consolidation or otherwise, if such action would materially adversely affect the rights, preferences, privileges, or voting powers of the Series A Preferred Stock; provided, however, that no such vote of the holders of the Series A Preferred Stock shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Stock or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of the Series A Preferred Stock; provided further, however, with respect to the occurrence of any event set forth in (ii) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock and, provided further, that any increase in the amount of the authorized Preferred Stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of Preferred Stock, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially adversely affect such rights, preferences, privileges or voting powers.

        For the purposes of the foregoing provisions, each share of the Series A Preferred Stock shall have one vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series A Preferred Stock as a single series, then the Series A Preferred Stock and such other class or series shall have one quarter of one vote per each $25.00 of stated liquidation preference.

(7)
Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

        SECOND:    The shares of Series A Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

        THIRD:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FOURTH:    The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 16th day of February, 2004.

ATTEST:		AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ Scott L. Gesell Name: Scott L. Gesell Title: Secretary	By:	/s/ George McGeeney Name: George McGeeney Title: President

QuickLinks

  Exhibit 3.3
AFFORDABLE RESIDENTIAL COMMUNITIES INC. Articles Supplementary Series A Cumulative Redeemable Preferred Stock
Series A Cumulative Redeemable Preferred Stock